Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Marcia Kendrick
713-881-8900

SEITEL ANNOUNCES SECOND QUARTER 2010 RESULTS

HOUSTON, August 4, 2010 – Seitel, Inc., a leading provider of seismic data to the oil and gas industry, today reported results for the second quarter ended June 30, 2010. Revenue for the second quarter was $33.0 million compared to $22.4 million during the second quarter of 2009. Total resale revenue increased $14.3 million, or 110%, partially offset by a $3.5 million, or 42%, reduction in acquisition revenue. Cash resales in the second quarter of 2010 of $31.6 million were more than four times the 2009 second quarter level of $7.2 million as a result of increased activity by our clients licensing data related to both unconventional and conventional plays. Acquisition revenue was $4.9 million in the second quarter of 2010 and related to resource plays in the Haynesville area in east Texas and the Eagle Ford area in south Texas where we began work on five new programs covering approximately 500 square miles. The decrease from acquisition revenue of $8.3 million in the second quarter of 2009 was due to reduced activity caused by the economic downturn in 2009. Solutions revenue of $0.8 million was $0.3 million lower than the same quarter of 2009.

Revenue for the six months ended June 30, 2010, was $65.3 million as compared to $57.2 million for the same period in 2009. The 14% increase in revenue was primarily due to an increase in resale revenue of $22.1 million partially offset by a $13.4 million decrease in acquisition revenue. Solutions revenue was $2.0 million for the 2010 first six months, a decrease of $0.5 million from the same period in 2009.

Cash resales for the quarter were $31.6 million compared to $7.2 million for the second quarter of last year, a 336% increase. Cash resales from unconventional plays increased 351% from the second quarter of 2009 to the second quarter of 2010 while cash resales related to conventional data increased 311% in the same period. For the six months ended June 30, 2010, cash resales were $52.4 million, an increase of 204% as compared to the same period in 2009.

For the second quarter of 2010, the net loss was $22.6 million as compared to the 2009 second quarter net loss of $28.0 million. For the first half of 2010, the net loss was $44.8 million as compared to the 2009 first half loss of $50.5 million. The higher level of revenue was the primary driver of the improvement in both periods.

Cash EBITDA, defined as cash resales and solutions revenue less cash operating expenses (excluding various non-recurring items), was $25.9 million for the second quarter of 2010 as compared to $3.3 million in the second quarter of 2009. This increase was driven by a $24.1 million improvement in cash revenue partially offset by a $1.5 million increase in cash operating expenses primarily attributable to an increase in incentive compensation resulting from our improving results. Cash EBITDA was $42.0 million in the first six months of 2010 compared to $8.5 million for the same period last year.

“The level of cash resales we have achieved in 2010 is a significant improvement over the 2009 levels and, in fact, is on par with the level of activity we had in the first six months of 2008,” commented Rob Monson, president and chief executive officer. “The data we have in unconventional resource plays in both the U.S. and Canada are the key drivers of our cash resales, generating 64% of our cash resales in the second quarter. At the same time, activity levels in conventional areas have shown improvement since 2009.

“We are continuing to add data to our library in the resource plays where our clients are showing the most interest and where we believe we are the market leader in terms of existing data,” stated Monson. “So far in 2010, we began an addition to our existing data in the Haynesville area and five new programs in the Eagle Ford area, which together will add approximately 800 square miles to our unconventional data library.”

Depreciation and amortization expense for the second quarter of 2010 was $38.1 million compared to $36.1 million for the same period in 2009 and was $76.8 million for the first half of 2010 compared to $75.2 million for the first half of 2009.

(more)

Selling, general and administrative (“SG&A”) expenses were $8.4 million for the second quarter of 2010 compared to $6.4 million last year. Cash SG&A expenses increased $1.2 million between the quarters mainly due to an increase in incentive compensation. Non-cash SG&A expenses increased $0.8 million between the quarters resulting from incremental costs due to the repricing of outstanding stock options in the second quarter. SG&A expenses were $14.9 million for the first six months of 2010 compared to $14.7 million for the same period in 2009. The 2010 period continues to reflect benefits from the cost cutting measures implemented in 2009 offset by performance incentive accruals.

Our cash balances on June 30, 2010 were $41.3 million, an increase of $14.7 million during the quarter. Cash EBITDA of $25.9 million was offset by net cash capital expenditures for the quarter of $2.6 million and an increase in working capital of $8.7 million primarily due to our higher level of cash resales.

Gross capital expenditures for the first six months of 2010 were $22.6 million, of which $15.6 million related to new data acquisition. We added data in both the Horn River and Montney areas in British Columbia and, in the U.S., we began an approximate 300 square mile addition to our existing Haynesville surveys being shot in east Texas and another 500 square miles in the Eagle Ford area in south Texas. Our underwriting revenue during the first six months of 2010 was 83% of the gross investment. Our net cash capital expenditures totaled $4.5 million for the first six months of 2010.

We have increased our forecast of net cash capital expenditures for the year to $24.0 million. We will continue to build our coverage in the resource plays where we currently have data as well as evaluate other areas that we can expand into.

CONFERENCE CALL

Seitel will hold its quarterly conference call to discuss second quarter results for 2010 on Thursday, August 5, 2010 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). The dial-in number for the call is 866-770-7125, passcode Seitel. A replay of the call will be available until August 12, 2010 by dialing 888-286-8010, passcode 66533720, and will be available following the conference call at the Investor Relations section of the company’s website at http://www.seitel-com.

ABOUT SEITEL

Seitel is a leading provider of seismic data to the oil and gas industry in North America. Seitel’s data products and services are critical for the exploration for, and development and management of, oil and gas reserves by oil and gas companies. Seitel has ownership in an extensive library of proprietary onshore and offshore seismic data that it has accumulated since 1982 and that it licenses to a wide range of oil and gas companies. Seitel believes that its library of onshore seismic data is the largest available for licensing in the United States and Canada. Seitel’s seismic data library includes both onshore and offshore 3D and 2D data. Seitel has ownership in over 42,000 square miles of 3D and approximately 1.1 million linear miles of 2D seismic data concentrated in the major active North American oil and gas producing regions. Seitel serves a market which includes over 1,600 companies in the oil and gas industry.

The press release contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. Forward-looking statements include all statements that do not relate solely to historical or current facts, and you can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” or “anticipates” or similar expressions that concern the strategy, plans or intentions of the Company. These forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, actual results may differ materially from management expectations reflected in our forward-looking statements. These risks and uncertainties are described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K, a copy of which may be obtained from the Company without charge. Management undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

The press release also includes certain non-GAAP financial measures as defined under the SEC rules. Non-GAAP financial measures include cash resales, for which the most comparable GAAP measure is total revenue; cash EBITDA, for which the most comparable GAAP measure is loss from operations; net cash capital expenditures, for which the most comparable GAAP measure is total capital expenditures; and cash operating expenses for which the most comparable GAAP measure is total operating expenses.

(Tables to follow)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

	(Unaudited) June 30, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$41,268	$26,270
Receivables, net	28,098	29,931
Net seismic data library	149,655	200,389
Net property and equipment	5,855	7,003
Investment in marketable securities	3,416	3,173
Prepaid expenses, deferred charges and other	11,849	13,426
Intangible assets, net	35,292	38,440
Goodwill	201,800	203,060
Deferred income taxes	327	327

TOTAL ASSETS	$477,560	$522,019

LIABILITIES AND STOCKHOLDER’S EQUITY
Accounts payable and accrued liabilities	$34,739	$37,077
Income taxes payable	78	9
Debt:
Senior Notes	402,106	402,154
Notes payable	181	208
Obligations under capital leases	3,256	3,370
Deferred revenue	31,061	26,722
Deferred income taxes	3,882	6,118

TOTAL LIABILITIES	475,303	475,658

COMMITMENTS AND CONTINGENCIES

STOCKHOLDER’S EQUITY

Common stock, par value $.001 per share; 100 shares authorized, issued and outstanding at June 30, 2010 and December 31, 2009	—	—
Additional paid-in capital	276,630	274,331
Retained deficit	(292,812)	(247,984)
Accumulated other comprehensive income	18,439	20,014

TOTAL STOCKHOLDER’S EQUITY	2,257	46,361

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$477,560	$522,019

(more)

SEITEL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Three Months Ended June 30,
	2010	2009

REVENUE	$32,962	$22,446

EXPENSES:
Depreciation and amortization	38,111	36,072
Cost of sales	26	93
Selling, general and administrative	8,382	6,424

	46,519	42,589

LOSS FROM OPERATIONS	(13,557)	(20,143)

Interest expense, net	(10,177)	(10,169)
Foreign currency exchange gains (losses)	(316)	609
Other income	79	43

Loss before income taxes	(23,971)	(29,660)
Benefit for income taxes	(1,385)	(1,621)

NET LOSS	$(22,586)	$(28,039)

(more)

SEITEL, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands)

	Six Months Ended June 30,
	2010	2009

REVENUE	$65,338	$57,168

EXPENSES:
Depreciation and amortization	76,767	75,246
Cost of sales	63	107
Selling, general and administrative	14,898	14,684

	91,728	90,037

LOSS FROM OPERATIONS	(26,390)	(32,869)

Interest expense, net	(20,326)	(20,285)
Foreign currency exchange gains (losses)	(108)	366
Gain on sale of marketable securities	52	—
Other income	134	74

Loss before income taxes	(46,638)	(52,417)
Benefit for income taxes	(1,810)	(2,183)

NET LOSS	$(44,828)	$(50,531)

(more)

Cash resales represent new contracts for data licenses from our library, payable in cash. We believe this measure is helpful in gauging new business activity. We expect cash resales to generally follow a consistent trend over several quarters, while considering our normal seasonality. Volatility in this trend over several consecutive quarters could indicate changing market conditions. The following table summarizes the components of Seitel’s revenue and shows how cash resales (a non-GAAP financial measure) are a component of total revenue, the most directly comparable GAAP financial measure (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Acquisition revenue:
Cash underwriting	$4,120	$6,802	$12,166	$23,902
Underwriting from non- monetary exchanges	757	1,547	811	2,473

Total acquisition revenue	4,877	8,349	12,977	26,375

Resale licensing revenue:
Cash resales	31,602	7,248	52,413	17,260
Non-monetary exchanges	2,198	169	4,050	176
Revenue recognition adjustments	(6,548)	5,569	(6,060)	10,895

Total resale licensing revenue	27,252	12,986	50,403	28,331

Total seismic revenue	32,129	21,335	63,380	54,706

Solutions and other	833	1,111	1,958	2,462

Total revenue	$32,962	$22,446	$65,338	$57,168

We believe the allocation of cash resales between unconventional and conventional plays provides useful additional information about current trends in our operations. The two tables below compare such non-GAAP information to information related to the most comparable GAAP measure, total revenue.

The following table summarizes the percentage increases in cash resales and total revenue between the three and six months ended June 30, 2010 and 2009:

	2Q09 to 2Q10	6M09 to 6M10

Consolidated -
Cash resales	336%	204%
Total revenue	47%	14%

Unconventional plays -
Cash resales	351%
Total revenue	3%

Conventional plays -
Cash resales	311%
Total revenue	181%

The following table shows the percentage of cash resales and total revenue generated from data in unconventional resource plays for the three months ended June 30, 2010:

Unconventional plays -
Cash resales	64%
Total revenue	50%

(more)

Cash EBITDA represents cash generated from licensing data from our seismic library net of recurring cash operating expenses. We believe this measure is helpful in determining the level of cash from operations we have available for debt service and funding of capital expenditures (net of the portion funded or underwritten by our customers). Cash EBITDA includes cash resales plus all other cash revenues other than from data acquisitions, less cash selling, general and administrative expenses (excluding non-recurring corporate expenses such as severance costs) and cost of goods sold. The following is a quantitative reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure, operating loss (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Cash EBITDA	$25,915	$3,310	$41,974	$8,540
Add (subtract) other revenue components not included in cash EBITDA:
Acquisition revenue	4,877	8,349	12,977	26,375
Non-monetary exchanges	2,198	169	4,050	176
Revenue recognition adjustments	(6,548)	5,569	(6,060)	10,895
Less:
Depreciation and amortization	(38,111)	(36,072)	(76,767)	(75,246)
Severance and one-time costs associated with cost reduction measures	(52)	(411)	(128)	(1,211)
Non-cash operating expenses	(1,836)	(1,057)	(2,436)	(2,398)

Operating loss	$(13,557)	$(20,143)	$(26,390)	$(32,869)

The following table summarizes the cash and non-cash components of our total operating expenses (cost of sales and selling, general and administrative (“SG&A”) expenses) for the three and six months ended June 30, 2010 and 2009 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009

Cost of Sales	$26	$93	$63 $	107
Cash SG&A expenses (1)	6,546	5,367	12,462	12,286

Cash operating expenses	6,572	5,460	12,525	12,393
Non-cash equity compensation expense	1,768	995	2,299	2,279
Non-cash rent expense	68	62	137	119

Total	$8,408	$6,517	$14,961	$14,791

(1)

Includes $0.1 million, $0.4 million, $0.1 million and $1.2 million of severance and one-time costs incurred to implement cost reduction measures for the three months ended June 30, 2010 and 2009 and for the six months ended June 30, 2010 and 2009, respectively.

The following table summarizes our actual capital expenditures for the three months and six months ended June 30, 2010 and 2009 and our estimate for the year ending December 31, 2010 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,		Estimate for 2010
	2010	2009	2010	2009

New data acquisition	$6,159	$11,236	$15,617	$32,164	$86,000
Cash purchases and data processing	556	182	982	1,482	1,500
Non-monetary exchanges	4,001	(1,122)	5,953	609	10,000
Property and equipment and other	2	165	40	274	500

Total capital expenditures	10,718	10,461	22,592	34,529	98,000
Less:
Non-monetary exchanges	(4,001)	1,122	(5,953)	(609)	(10,000)
Cash underwriting	(4,120)	(6,802)	(12,166)	(23,902)	(64,000)

Net cash capital expenditures	$2,597	$4,781	$4,473	$10,018	$24,000